Exhibit 5.1

ATTORNEYS AT LAW
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

September 16, 2015

Pentair plc

P.O. Box 471, Sharp Street

Walkden, Manchester, M28 8BU

United Kingdom

Pentair Finance S.A.

26, boulevard Royal

L-2449

Luxembourg

Pentair Investments Switzerland GmbH

Freier Platz 10

8200

Schaffhausen, Switzerland

Ladies and Gentlemen:

We have acted as counsel for Pentair Finance S.A., a Luxembourg public limited liability company (the “Issuer”), Pentair Investments Switzerland GmbH, a Switzerland limited liability company (“Pentair Investments”), and Pentair plc, an Irish public limited company (“Pentair” and, together with Pentair Investments, the “Guarantors”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-204066) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 11, 2015 and the final supplement to the prospectus, dated September 9, 2015 (collectively, the “Prospectus”), filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Issuer in the manner set forth in the Registration Statement and the Prospectus of $500,000,000 aggregate principal amount of the Issuer’s 2.900% Senior Notes due 2018, $400,000,000 aggregate principal amount of the Issuer’s 3.625% Senior Notes due 2020 and $250,000,000 aggregate principal amount of the Issuer’s 4.650% Senior Notes due 2025 (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, by the Guarantors (the “Guarantees”). The Notes will be issued under the Indenture, dated September 16, 2015 (the “Base Indenture”), among the Issuer, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and the First Supplemental Indenture, the Second Supplemental Indenture and Third Supplemental Indenture, each dated September 16, 2015 (collectively the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantors and the Trustee.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Pentair plc

Pentair Finance S.A.

Pentair Investments Switzerland GmbH

September 16, 2015

In connection with our opinion, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture; (iii) the forms of the Notes and the Guarantees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms, (iii) the Company and Guarantors are validly existing with power and authority to execute and deliver the Indenture, Notes and the Guarantees; (iv) the Indenture and Notes are duly authorized, executed and delivered by the Issuer in accordance with applicable Luxembourg law; (v) the Indenture and Guarantees are duly authorized, executed and delivered by Pentair and Pentair Investments in accordance with applicable Irish or Swiss law, respectively; and (vi) the Notes and the Guarantees have been duly authenticated by the Trustee in accordance with the Indenture.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Notes are legally issued and valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. The Guarantees are legally issued and valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Pentair plc

Pentair Finance S.A.

Pentair Investments Switzerland GmbH

September 16, 2015

We express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP